Exhibit 1.1

PLACEMENT AGENT AGREEMENT

THIS PLACEMENT AGENT AGREEMENT (this “Agreement”) is entered into as of this      day of                         , 2003 by and between 1st Centennial Bancorp, Inc., a California Corporation (“1st Centennial”), and Western Financial Corporation, a California corporation (“Western Financial”) with reference to the following:

RECITALS

A.    WHEREAS, 1st Centennial will prepare and will file with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended, and the SEC’s rules and regulations promulgated thereunder a registration statement including a prospectus (the “Prospectus”) for the offer and sale of 1st Centennial’s no par value common stock (the “Common Stock”);

B.    WHEREAS, Western Financial is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”);

C.    WHEREAS, Western Financial and 1st Centennial have previously entered into a letter agreement dated January 22, 2003, under which Western Financial has provided consulting services to 1st Centennial concerning capital planning and related matters; and

D.    WHEREAS, in order to facilitate the issuance and sale of the Common Stock (the “Offering”) the parties desire to enter into this Agreement upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and subject to the terms and provisions set forth herein, the parties hereto mutually agree as follows:

AGREEMENT

1.    Appointment of Agent.

1.1 On the basis of the representation, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, 1st Centennial hereby appoints Western Financial as its exclusive agent for the purpose of offering and selling the Common Stock on a “best efforts” basis.

1.2 Western Financial accepts such agency and shall use its best efforts to offer and sell the Common Stock.

1.3 1st Centennial and Western Financial agree that there is no commitment on the part of Western Financial to purchase or to sell any of the Common Stock.

2.    Compensation

2.1 As compensation for services rendered by Western Financial under this Agreement, Western Financial shall receive from 1st Centennial a placement fee equal to the sum of: (i) 1% of the gross sales proceeds of the Offering from whatever source, and; (ii) 4% of the gross sales proceeds of the Offering attributable to the selling efforts of Western Financial. Compensation due to Western Financial pursuant to this Paragraph 2.1 shall be paid every two weeks, based on sales proceeds accepted by 1st Centennial during the two-week period immediately preceding the payable date.

2.2 As further consideration, 1st Centennial shall reimburse Western Financial for all out of-pocket expenses actually incurred in connection with the Offering within one week of receipt of each invoice for expenses, up to an aggregate of $15,000. 1st Centennial shall make such reimbursements regardless of the number of shares of Common Stock actually sold in the Offering, if any. If such expenses exceed $15,000, or are expected by Western Financial to exceed $15,000, the parties will negotiate in good faith concerning payment of the excess expenses. Western Financial acknowledges and agrees that any reimbursable expenses paid by 1st Centennial pursuant to the financial advisory agreement dated January 22, 2003 between 1st Centennial and Western Financial shall be credited against the amount of reimbursable expenses payable by 1st Centennial pursuant to this section 2.2.

2.3 Western Financial may, at its discretion, utilize the services of Soliciting Dealers. Each Soliciting Dealer shall receive from 1st Centennial a placement fee equal to 4% of the gross sales proceeds attributable to the selling efforts of such Soliciting Dealer, payable every two weeks, based on sales proceeds accepted by 1st Centennial during the preceding two-week period.

3.    Covenants of Western Financial

3.1 Western Financial shall comply with all rules and regulations applicable to it in connection with the offer and sale of the Common Stock and shall provide the Prospectus to offerees and purchasers in accordance with such rules and regulations.

3.2 Western Financial shall transmit any and all subscriber checks received by it in connection with the Offering to 1st Centennial, as set forth in the Prospectus, by noon of the next business day following the date of receipt.

3.3 Western Financial shall advise subscribers that subscriber checks should be made payable as set forth in the Prospectus and as set forth on the Subscription Agreement to be utilized in connection with the Prospectus.

3.4 Western Financial shall provide to 1st Centennial the form of agreement to engage other NASD broker-dealers for its approval prior to use, which approval shall not be unreasonably withheld.

4.    Blue Sky Registration.

4.1 1st Centennial shall cooperate with Western Financial and its counsel in connection with the notification requirements in such jurisdictions as Western Financial may request and as reasonably approved by 1st Centennial and 1st Centennial shall cooperate with Western Financial and its counsel in providing any required notices as required for the distribution of the Common Stock.

4.2 1st Centennial shall pay all fees and expenses related to the notification requirements under the securities or blue sky laws of the State of California and other such states as the parties shall mutually agree.

5.    Reimbursement in the Event of Non-Performance. If for any reason 1st Centennial shall fail to issue the Common Stock, 1st Centennial shall reimburse Western Financial for all out-of-pocket expenses incurred by Western Financial in connection with the Offering, consistent with Paragraph 2.2 above.

6.    Indemnification.

6.1 1st Centennial agrees to indemnify and hold harmless Western Financial, and all Soliciting Dealers, their directors and executive officers, and each person, if any, who controls Western Financial or any of the Soliciting Dealers within the meaning of Section 15 of the Securities Act of 1933, as amended, against any and all loss, liability, claim, damage and expense whatsoever (including the reasonable cost of investigating and defending any claim therefore and counsel fees incurred in connection therewith) (“Loss”) arising out of or based upon: (i) any untrue or alleged untrue statement of a material fact contained in the final Prospectus (or amendment thereto), contained in the registration statements or contained in any application or other document filed in any jurisdiction in order to qualify the Common Stock under the securities laws thereof (“Application”), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) any failure to comply with any of the applicable provisions of the Securities Act of 1933, as amended, the SEC’s regulations thereunder, or any applicable state securities law or regulation, including all amendments, replacements and additions to any such law or regulation (collectively, the “Securities Laws”) applicable to the offering and sale of the Common Stock; or (iii) the representations in connection with the offering and sale of the Common Stock made by 1st Centennial, or the agents (other than Western Financial, the Soliciting Dealers, or their agents, employees or affiliates), employees or affiliates of 1st Centennial in violation of any of the Securities Laws.

6.2 Western Financial agrees to indemnify and hold harmless 1st Centennial, its directors and executive officers, and each person, if any, who controls 1st Centennial within the meaning of Section 15 of the Securities Act of 1933, as amended, against any and all Loss arising out of or based upon: (i) any untrue or alleged untrue statement of a material fact contained in the final Prospectus (or amendment thereto), contained in the registration statements or contained in any Application, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in reliance upon and in conformity with information furnished to 1st Centennial by Western Financial herein or otherwise in writing, expressly for use in the Prospectus (or any amendment thereto) or any Application (or any amendment thereto); (ii) any failure of Western Financial or its agents, employees or affiliates to comply with any of the applicable provisions of the Securities Laws applicable to the offering and sale of the Common Stock; or (iii) any representations made by Western Financial or its agents, employees or affiliates in violation of any of the Securities Laws.

6.3 Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this Paragraph 6. In case any such actions shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnified party shall be entitled to participate therein and to assume the defense thereof, with counsel chosen by such indemnified party reasonably satisfactory to the indemnifying party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Paragraph 6 for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by such indemnified party, in connection with the defense thereof, other than reasonable costs of investigation. In the event that after notice of such an action the indemnifying party does not assume the complete defense thereof, then the indemnified party may, but shall not be obligated, to conduct a defense of the action with counsel of its choosing reasonably satisfactory to the indemnifying party, with reasonable attorneys’ fees and other reasonable expenses of defense to be paid by the indemnifying party within thirty days of the delivery of each invoice therefore to the indemnifying party. In such event, no settlement of such action shall be entered into without the express prior written consent of the indemnifying party. The indemnifying and indemnified parties shall cooperate fully in the defense of any action regardless of which party assumes the defense.

7.    Representations and Warranties of 1st Centennial.

In order to induce Western Financial to enter into this Agreement, 1st Centennial represents and warrants to Western Financial that:

7.1 1st Centennial and each of its subsidiaries have been duly incorporated or organized and are validly existing as corporations or associations in good standing under the laws of their respective jurisdictions of incorporation or organization, with corporate power and authority to own their own properties and conduct their businesses as they are presently being carried on and as described in the Prospectus.

7.2 Except as otherwise disclosed in the registration statement and prospectus neither 1st Centennial nor any of its subsidiaries is in violation of its Articles of Incorporation (or Association) or Bylaws or is in default of the performance of any material obligation, agreement or consideration contained in any material lease agreement or in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture or loan agreement of 1st Centennial or any of its subsidiaries. The execution and delivery of this Agreement, the fulfillment of the terms set forth herein and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach of, or default under, the Articles of Incorporation (or Association) or Bylaws of 1st Centennial or any of its subsidiaries, any material agreement, indenture or other instrument by which 1st Centennial or any of its subsidiaries is bound, or any applicable law, administrative regulation or court decree.

7.3 1st Centennial has full legal right, power and authority to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by 1st Centennial and constitutes the valid and legal binding agreement of 1st Centennial enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the rights of creditors generally, by 12 U.S.C. Section 1818 (b) (6) (D), and by general equitable principles.

7.4 1st Centennial, as of the effective date of the Prospectus, shall have the authorized and outstanding capital stock as shall be set forth under “Capitalization” in the Prospectus. All of the outstanding Common Stock of 1st Centennial has been duly and validly authorized and issued and is fully paid.

7.5 There is, and as of the effective date of the Prospectus, there shall be, no litigation or governmental proceeding or enforcement activity pending or to the best knowledge of 1st Centennial threatened against or involving 1st Centennial which might materially and adversely affect 1st Centennial, except as set forth in the Prospectus.

7.6 The Prospectus shall not include on the effective date thereof any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon, and in conformity with, information furnished in writing to 1st Centennial by Western Financial expressly for use in the Prospectus.

7.7 Other than William A. McCalmon, no officer, director or 5% or greater shareholder of 1st Centennial has any direct or indirect affiliation or association with any NASD member.

7.8 To the best knowledge of management of 1st Centennial, no beneficial owner of the Common Stock which has not been registered has any direct or indirect affiliation with any NASD member.

7.9 The only persons who shall participate in the Offering other than Western Financial and other NASD members that enter into agreements with Western Financial, shall be officers, directors and employees of 1st Centennial in one of the following two categories:

7.9.1 The person: (i) primarily performs, or is intended primarily to perform at the end of the Offering, substantial duties for or on behalf of 1st Centennial otherwise than in connection with transactions in securities or is a director of 1st Centennial; (ii) was not a broker or dealer, or an associated person of a broker or dealer within the preceding twelve (12) months; and (iii) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months provided, however, that William A. McCalmon, a director of 1st Centennial, may participate in the Offering provided that Mr. McCalmon’s affiliated NASD member firm may not participate in the Offering, and provided, further, that Mr. McCalmon nor his affiliated member firm may be compensated in any way with respect to Mr. McCalmon’s participation in the Offering; or

7.9.2 The person restricts his or her participation to any one or more of the following activities: (i) through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; provided, however, that the content of such communication is approved by an officer or director of 1st Centennial; (ii) responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such response is limited to information contained in the Prospectus; or (iii) performing ministerial or clerical work involved in effecting any transaction.

8.    Covenants of 1st Centennial. 1st Centennial covenants and agrees that it will:

8.1 Deliver to Western Financial such numbers of copies of the Offering Circular or any amendment or supplement thereto, with all exhibits, as it may reasonably request for the purposes contemplated by the Securities Laws.

8.2 Comply with all requirements imposed upon it by the Securities Laws to permit the continuance of offers and sales of the Common Stock, in accordance with the provisions hereof and the Prospectus. During such period, 1st Centennial will amend or supplement the Prospectus in order to make such Prospectus comply with the requirements of the Securities Laws.

8.3 If at any time any event occurs as a result of which the Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, 1st Centennial will notify Western Financial thereof and will effect the preparation of an amended or supplemented Prospectus which will correct such statement or omission. 1st Centennial will deliver to Western Financial as many copies of such amended or supplemented Prospectus as Western Financial may reasonably request.

8.4 Deliver to Western Financial copies of all Subscription Agreements received by 1st Centennial from any source, except from Western Financial. 1st Centennial may comply with this covenant by delivering the copies weekly, no later than the week following the week of receipt.

9.    Termination.

This Agreement shall terminate: (i) in the event the Offering is withdrawn, cancelled or terminated, even after commencement thereof; (ii) on five days’ written notice by 1st Centennial to Western Financial or (iii) unless extended by the parties, on December 31, 2003 if the Offering shall not have commenced prior thereto; and no party to this Agreement shall have any obligation to the other hereunder, except for payment by 1st Centennial as set forth in Paragraph 2.2 and Paragraph 5, and the indemnity obligations set forth in Paragraph 6.

10.    Miscellaneous.

10.1 Notice given pursuant to any provision of this Agreement shall be in writing and shall be mailed or delivered: (i) to 1st Centennial First Financial Services, at 218 E. State Street, Redlands, California 92373, Attention: Mr. Timothy P. Walbridge; or (ii) to Western Financial, at 600 “B” Street, Suite 2204, San Diego, California 92101, Attention: Richard S. Levenson. Any notice requirement hereunder may be made by fax or telephone, but if so made, shall be subsequently confirmed in writing.

10.2 This Agreement has been and is made solely for the benefit of Western Financial, 1st Centennial, and the controlling persons, directors and officers referred to herein, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

10.3 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.4 If any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the date first set forth above.

1ST CENTENNIAL BANCORP

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WESTERN FINANCIAL CORPORATION

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